                                                                   Exhibit 99(a)

For Immediate Release


               DISNEY SHAREHOLDERS RETURN 13 DIRECTORS TO OFFICE,
                    SOUNDLY REJECT FOUR SHAREHOLDER PROPOSALS

 Chairman and CEO Michael D. Eisner assures shareholders that Disney is focused on right priorities and is managing company for the long term

     DENVER, Colo., March 19, 2003 - Shareholders of The Walt Disney Company (NYSE: DIS) today displayed strong support for the company's Board of Directors and received assurances from senior management that the long-term growth prospects for Disney remain bright.

     Chairman and CEO Michael Eisner assured investors that the Disney management team is focused on the right priorities to drive growth over the long term.

     "The international situation is having a direct effect on a number of our businesses, nevertheless we continue to manage your company for the long-term," Eisner told shareholders. "Disney has been through turbulent times before. As long as we consistently provide the best in entertainment and manage our businesses effectively, our company will prosper."

     Shareholders voted as recommended by the Board of Directors on all seven proposals presented, including election of 13 existing directors to one-year terms, ratification of PricewaterhouseCoopers LLP as the company's independent accountants for the current fiscal year, and approval of an amendment to the 1997 Non-Employee Directors Stock and Deferred Compensation Plan.

     Shareholders overwhelmingly rejected four proposals offered by individual shareholders.

     CFO Tom Staggs told shareholders that, as the company has cautioned before, continued uncertainty due to the potential for war and threats of terrorism has had a negative impact on travel and tourism to Disney's theme parks in Florida, although the company continues to see improved visitation to the Disneyland Resort in California. Overall declines in U.S. retail sales are also affecting results at the Disney Stores, although Staggs expressed confidence in the positioning and momentum of the company's merchandise licensing business.

     "We are addressing current performance issues and managing through a difficult environment," Staggs told shareholders. "At the beginning of the year we set earnings targets predicated on a continued improvement in the economy and the travel industry, but that improvement has stalled, which will likely result in more moderate growth for this year. Even so, it is important to recognize that despite near term issues, the tremendous strength of Disney's unrivaled brands, characters and entertainment franchises is undiminished."

     Shareholders ratified the appointment of PricewaterhouseCoopers LLP as the company's independent accountants for the fiscal year ending Sept. 30, 2003. The preliminary vote was 1,619,867,070 FOR and 121,463,417 AGAINST, with 20,580,051 abstentions. (Final voting tallies are subject to certification by the company's inspector of elections, and will be included in the company's next quarterly report filed with the Securities and Exchange Commission.)

     Shareholders approved the company's Amended and Restated 1997 Non-Employee Directors Stock and Deferred Compensation Plan. The preliminary vote was 1,664,325,218 FOR and 68,246,197 AGAINST, with 29,302,805 abstentions.

     For the second straight year, shareholders rejected a shareholder proposal to impose special conditions on the manufacture of Disney-branded products in China. Chairman Michael Eisner again noted that the company had in place a global code of conduct concerning manufacturing, coupled with active educational, monitoring and enforcement efforts. The vote was 117,000,030 FOR and 1,130,727,491 AGAINST, with 107,459,851 abstentions.

     Also for the second straight year, a shareholder proposal to require the company to prepare a special report to shareholders on theme park safety was defeated. The preliminary vote was 108,387,582 FOR and 1,155,866,423 AGAINST, with 90,979,703 abstentions.

     A shareholder proposal calling for a special executive compensation review was defeated. The preliminary vote was 187,770,691 FOR and 1,104,785,414 AGAINST, with 62,676,968 abstentions.

     A final shareholder proposal to tie the exercise price of all future stock option grants to senior executives to measurable criteria of performance was also defeated. The preliminary vote was 187,971,367 FOR and 1,106,805,792 AGAINST, with 60,466,330 abstentions.

     Shareholders of The Walt Disney Company voted by a wide margin to return 13 of the company's directors to new one-year terms.

     At least 1,593,514,258 shares, or 90.44 percent of those voting, were voted in favor of returning the following directors to the board:

John E. Bryson
Roy E. Disney
Michael D. Eisner
Judith L. Estrin
Stanley P. Gold
Robert A. Iger
Monica C. Lozano
Robert W. Matschullat
George J. Mitchell
Thomas S. Murphy
Leo J. O'Donovan, S.J.
Raymond L. Watson
Gary L. Wilson

     Following are the prepared presentations for the shareholder meeting by Disney executives Eisner, President and COO Robert Iger, and Senior Executive Vice President and CFO Thomas Staggs:

                        Michael D. Eisner, chairman & CEO

     Good morning. I'm Michael Eisner. Welcome to the 2003 shareholder meeting of The Walt Disney Company.

     The international situation is having a direct effect on a number of our businesses, as we will be discussing. Nevertheless, we continue to manage your company for the long-term. Disney has been through turbulent times before. As long as we consistently provide the best in entertainment and manage our businesses effectively, our company will prosper.

     So, today, we'd like to give you an update on the company, walking you through the range of exciting initiatives that are in place across all of our businesses. We are mindful of the near-term challenges posed by current world tensions, but realize that these external forces will pass, at which time we expect the underlying strength of our assets will propel renewed growth.

     Providing strategic guidance for the management of our company is the Board of Directors, whom I would now like to introduce to you. Each director is a business leader in his or her own right. Together, they form a diverse, insightful and effective group to ensure that this company, which has such a dazzling past, has an even brighter future. Unfortunately, nine of your Board members could not make it as planned due to the severe weather conditions.

     First, there's John Bryson, who is chairman, president and chief executive officer of Edison International, one of the country's major energy providers.

     Next, Roy Disney who is vice chairman of the Board, and chairman of Walt Disney Feature Animation.

     Judy Estrin is the former Chief Technology Officer of Cisco Systems and currently is Chief Executive Officer of Packet Design, Inc., the most recent of several pioneering companies she has founded in the field of high technology.

     Stanley Gold is President and Chief Executive Officer of Shamrock Holdings, which manages an investment portfolio.

     Bob Iger is our company's president and chief operating officer, from whom you will be hearing shortly. Bob joined Disney in 1996 when we acquired Capital Cities/ABC, where he was serving as president and chief operating officer.

     Monica Lozano is president and chief operating officer of La Opinion, the largest Spanish-language daily newspaper in the United States.

     George Mitchell is senior partner with the law firm of Piper Rudnick, after having served in the United States Senate for 15 years, retiring as Majority Leader in 1995.

     Tom Murphy built Capital Cities/ABC from a single UHF TV station in 1954 into one of the top communications companies in the world before agreeing to join with Disney in 1995.

     Father Leo O'Donovan -- who is here -- is president emeritus of Georgetown University, where he has also taught as Professor of Theology.

     Ray Watson is vice chairman of The Irvine Company, which is developing America's largest master-planned urban community.

     Gary Wilson joined our company in 1985 as executive vice president and chief financial officer. He is now chairman of Northwest Airlines

     Next, I would like to introduce our newest member -- Robert Matschullat -- who is also here -- recently joined the board and is attending his first Disney Shareholder Meeting. Bob is a private equity investor. Previously, he served as Vice Chairman of the Board and Chief Financial Officer of Seagram Company, and prior to that, he was Head of Worldwide Investment Banking for Morgan Stanley & Co. He is a widely respected expert on corporate finance and his breadth of experience will be of great benefit to the company, the Board and the Audit Committee, which he chairs. Welcome Bob.

     I would now like to ask Bob, Leo and Bob to stand and be recognized.

     Now, I would like to introduce Tom Staggs, chief financial officer and senior executive vice president, to give you an overview of Disney's financial performance.

             Thomas O. Staggs, senior executive vice president & CFO

     Good morning. It's a pleasure to be here with you today to provide a financial overview for your company. So far this fiscal year, Disney stock has somewhat outperformed both the S&P and the broad index of entertainment companies. Nonetheless, as a management team we are far from satisfied and are committed to delivering much stronger performance in the future. Ultimately, we will do that by maximizing earnings and cash flow growth over the long run, which is of course our overarching financial goal. Given the strength of the assets of this company, we feel confident in doing just that.

     I'd like to briefly touch on current results at some of our major businesses, beginning with our Theme Parks. As we see daily in the media, these are challenging times for American business in general and the entire tourism industry specifically. Concerns about war and terrorism, and low consumer confidence contribute to a mood of uncertainty, which makes people reluctant to travel or make vacation plans very far in advance. The entire travel industry is feeling the effects and at least in the near term we will see that in our Theme Park results.

     At Walt Disney World, which is by far the largest of our resort locations, our guests tend to travel from farther away and stay longer. As a result, the disruption in tourism is having a larger effect there than it is at the Disneyland Resort in California. Disneyland is also being helped by stronger attendance at our new theme park, Disney's California Adventure, which is being driven by the success of attractions like "A Bug's Land" that we added last fall. So while the pace of advance reservations at Walt Disney World is down versus 2002, Disneyland reservations continue to track ahead of last year.

     Bear in mind that Easter and most children's spring breaks fall later this year than they did in 2002. That timing will contribute to our seeing softer attendance in the current quarter versus the same quarter of last year.

     In response to these challenges, we are aggressively managing the cost side of our business. For example, we've temporarily limited our hiring to seasonal, hard-to-fill and critical positions. We're also reducing day-to-day spending, while keeping our focus on maintaining the quality guest experience that is this company's hallmark. These are the kinds of prudent steps that many companies are taking right now, and we'll continue to make appropriate adjustments in our business as conditions change.

     We have recently completed a period of substantial investment in our Theme Park assets. As a result, current capital requirements for this segment have come down considerably. In fact, Parks and Resorts capital expenditures came in under $650 million for fiscal 2002 - more than $600 million below the prior year. We expect to hold down capital expenditures to similar levels again this year.

     Although the timing of economic recovery remains difficult to predict, our strong market position, unparalleled asset base, and improved cost-efficiency at Parks and Resorts makes this business particularly well positioned to improve profitability and take advantage of growth opportunities as global conditions improve.

     In Consumer Products, our merchandise licensing business -- which is the largest contributor to operating profit for the segment -- continues to gain traction, benefiting both from the reorganization we instituted two years ago and from our successful efforts to partner with "best of breed" retailers to drive demand for our new product lines around the world.

     Nonetheless, we are witnessing an industry-wide downturn in retail sales. So although we expect to see solid growth in our licensing business over the next several years, that growth will be offset this year by soft sales at the Disney Stores. Looking further ahead, Disney's Consumer Products business continues to be the strongest of its kind, supported by Disney's tremendous library of characters and films, and we are confident that this business will contribute to our long-term growth.

     In Studio Entertainment, we are striving to reduce the costs of individual films - especially in feature animation - and our total investment level in order to drive higher returns on our capital. Of course, our overall objective is to make great films with great profit potential.

     While not every film will be a hit, two excellent examples of our approach are Bringing Down the House, which is currently in theaters, and Sweet Home Alabama, currently in release on video and DVD. Each film cost a relatively modest $35 million to produce. Sweet Home generated over $125 million at the domestic Box Office, is well on its way to selling over 8 million units in Home Video and will ultimately deliver total profit to the company of over $130 million. Bringing Down the House looks as though it could meet or exceed Sweet Home's box office total and should be a strong video title as well.

     Of course, our new and library releases are benefiting from the success of DVD. In fact, in 2002, Disney DVD unit sales increased by more than 50% versus the prior year.

     In our media networks segment, our management team continues to address the recent performance issues at ABC primetime. The goal for this season was to halt the decline in our overall ratings delivery and improve our performance on key nights and so far that has happened, although our challenge here is not yet over.

     While a turnaround in the network's financial performance will trail ratings improvement somewhat, over time, the positive swing in our broadcast network earnings can be a substantial driver of growth.

     On the cable networks side, the company continues to benefit from long term carriage agreements that help to insulate us somewhat from economic volatility. Thanks to the tremendous strength of its brand and programming, ESPN continues to enjoy both a powerful position in sports television and steadily improving ratings. Although increasing costs for sports telecast rights and our new contract with the NBA will impact the first three quarters of the year, we still expect ESPN to deliver strong operating income growth for 2003 as a whole.

     The cable segment also benefits from the Disney Channel's recent conversion to a basic cable service, its powerful brand awareness and overall popularity as measured by our strength in the ratings. Subscriber growth at our start-up services -- Toon Disney, SOAPnet and our international kid's networks - will also contribute to our cable networks' success.

     Across the company, we've successfully made efficiency and cost containment an even more fundamental part of running our businesses. Despite continued upward pressure on costs, the changes and programs the company has implemented over the past several years have accounted for more than $1 billion in annualized cost cuts. In addition, we've maintained a solid balance sheet, and managed for cash flow, delivering $1.2 billion in free cash flow in 2002, despite the challenging environment, which is nearly as much as the company generated in 2001.

     And of course we will continue to apply the same standards of quality and integrity to our accounting practices that we apply to the protection and development of the Disney brand itself.

     At the beginning of the year we set earnings targets predicated on a continued improvement in the economy and the travel industry, but that improvement has stalled, which will likely result in more moderate growth for this year.

     We are addressing our performance issues and managing through a difficult environment. Even so, it is important to recognize that despite these near term issues, the tremendous strength of Disney's unrivaled brands, characters and entertainment franchises is undiminished.

     With that let me turn the floor back to Michael Eisner and Bob Iger.

                                 Michael Eisner

     In discussing the state of your company, it is important to differentiate between the short-term challenges that we have already referenced and the long-term opportunities to build shareholder value. The fact is that we are remarkably well-positioned for strong and sustained growth once the current difficulties have passed.

     In a moment, we're going to walk you through what is being achieved in each of our business units. But, first, we'd like to discuss the company as a whole. We believe Disney is at a very opportune time, primarily for two reasons.

     First of all, we have two of the strongest and most beloved brands in the entertainment industry -- -- Disney and ESPN. Families embrace Disney, while sports fans love ESPN. It's as simple as that. These two brands account for roughly 65% of the company's revenues.

     Secondly, at our company, the past number of years has been a time of major investment, primarily to build and strengthen the Disney and ESPN brands, and position the company for long-term growth.

     For the Disney brand, we have:

  . Grown the domestic Disney Channel from 15 million subscribers to more than 80 million.

  . Internationally, we've more than tripled our Disney Channel subscribers from just over 6 million to 19 million households, with 12 channels reaching 69 countries.

  . In just five years, Toon Disney has grown to a subscriber base of 37 million homes.

     . Radio Disney, launched in 1996, is now heard on 51 stations in nearly 60% of the country, including KADZ-AM and KDDZ-AM here in Denver.

     . Disney Theatrical Productions has gone from one show -- -- "Beauty and the Beast" -- to three Broadway hits -- "Beauty," "Aida" and "The Lion King" -- which can now be seen in 14 productions in seven countries . . . and "Aida" is returning to Denver this August.

     . In addition to our feature animated films, such as "The Lion King," "Toy Story," "Tarzan," "Lilo & Stitch" and the upcoming "Finding Nemo," Disney Animation has put out 15 animated sequels theatrically or direct-to-video, including the recent success, "Jungle Book II" . . . and this weekend we're releasing a "Winnie the Pooh" sequel -- "Piglet's Big Movie."

     . Disney Internet Group has branched out into the world of telecommunications and is providing Disney-branded content to more than 20 major cellular telephone and pager services.

     .    In Florida, we launched the highly successful Disney Cruise Line.

     . The Walt Disney Studios has broadened the audience for family-oriented Disney live action films with hits like "Remember the Titans," "The Princess Diaries," "The Rookie" and "The Santa Clause."

     . And, around the world, we have opened four new theme parks since 1996 and added 8,500 hotel rooms, with 115,000 square feet of convention space just in Orlando.

                        Robert A. Iger, president & COO

          As we have expanded the Disney brand with all of these varied initiatives, we have worked equally hard to build ESPN's market position and brand power.

     . In 1996, ESPN had two domestic networks. Today, there are four domestic ESPN networks and 87 million people in the U.S. interact with an ESPN media brand every week.

     . ESPN International now reaches 120 million homes in 147 countries and territories.

     . ESPN.com is the leading stand-alone sports site, attracting as many as 15 million unique users a month.

     . ESPN The Magazine, launched in 1998, now has 1.7 million subscribers, representing one of the most successful magazine launches in history.

     . ESPN Radio, has grown to more than 700 stations, including 220 affiliates broadcasting ESPN full time.

     . We have developed the ESPN Zones, and they are now in eight cities around the country, including one just less than a mile from here.

     . ESPN has developed the X Games, with the Winter X games having just taken place in Aspen.

     . We are about to launch ESPN HD, for sports telecasts in high-definition TV and, at the end of the year, we will launch of ESPN Deportes, a 24-hour Spanish-language sports network.

          As you can see, the ESPN of today has much greater breadth and depth than it did just a few years ago.

                                 Michael Eisner

          Now that the Disney and ESPN brands have been expanded so comprehensively, they are well poised to take advantage of another major strategic initiative -- namely, the digital transformation of our company. This is about how we apply technology to elevate the creative process in previously unimaginable ways, and to distribute that content ubiquitously over countless new distribution paths. . .

          Back in 1990, we declared, with a touch of hyperbole and strategic cheerleading, that our company was on the eve of the "Disney Decade," and we made good on that pledge with tremendous growth and expansion of the company's physical infrastructure.

          Thirteen years later, we are once again at the beginning of a vast and exciting period of opportunity . . . what we expect will be a Digital Decade for us at Disney.

     Our company has already taken a leadership position in this transformation. Disney content is appearing in innovative ways on advanced cell phone systems in Japan and Europe, ABC is the only network broadcasting in true High Definition including Dolby 5.1 digital surround sound, ABC News is the first network news organization to develop a full time interactive online news product and ESPN HD will almost certainly become the number one driver of the digital transition for the entire industry. I suggest you log on to ESPN.com and look at ESPN Motion to get a great view into the future. These initiatives represent the first bold steps down a path that will lead to new ways of experiencing entertainment.

     We will continue to deliver high quality movies and television shows and games and news and sports; but increasingly we will be able to offer them with fantastic interactive features and creative materials designed expressly for these interactive capabilities. This wealth of appealing and innovative content, offered at consumer friendly prices will represent a strategy of offense that will help combat the problem of piracy as effectively as defensive legislative and encryption strategies.

     One way to consider the significance of the digital phenomenon is to look at one aspect of our business -- home video. Today, videos and DVDs are distributed in two ways -- by renting or purchasing them at a store. In the near future, you will be able to do both of these things at home, either by renting a movie through video-on-demand or by buying the digital file online and having it permanently burned onto a DVD that you can then add to your library. Both of these techniques will be much more convenient for consumers and will be highly advantageous to our company, since they should increase the overall volume and margins.

     We are working on a number of initiatives, including movies.com -- which will allow us to distribute films through all sorts of new high-speed connections -- and MovieBeam, which will make it possible to use a portion of the broadcast airwaves to view any of 100 current movies any time you want. We expect both of these initiatives to become reality by the end of next year.

     The changes enabled by the digital revolution will go to the core of what entertainment -- especially Disney entertainment -- is all about . . . emotional connection with audiences. For example, fans of our animated characters will be able to relate to them in new ways as these characters take on a new dimension, both literally and figuratively . . . transformed into the hyper-reality of 3D animation. Where this takes our company going forward has no limits, whether talking about new and original content or redistributing or remaking of content from the phenomenal Disney library.

     As a company, we are committed to aggressively pursuing the opportunities of the digital world. The ones who benefit the most will be the ones who are first to embrace this new way to connect with audiences. It offers opportunities we can only begin to imagine as we are just at the beginning of this digital decade.

                                    Bob Iger

     Having built up the Disney and ESPN brands, we are now able to reduce our level of capital investment and expect to increase cash flow and profitability in the years ahead. Much of that cash flow improvement will come from Walt Disney Parks and Resorts, which should see tremendous improvements in performance when the current world tensions diminish.

     The fact is that we've been through this before. Every time there has been a recession or other economic challenge, such as the 1979 gas crisis or the Gulf War in 1991, attendance at our parks, not surprisingly, has dipped. However, once the uncertainty over these issues began to ease, the parks went on to achieve new records of performance. The reason for this is that our guests really don't cancel their Disney vacations. Instead, they defer them. So, when conditions improve, we benefit from pent-up demand. Consistent with this past experience, recent research at our parks indicates that the Intent to Visit has dipped for the period of the coming three months . . . but it is at its highest levels in history for the period of the next 12 months.

         Parks and Resorts is where much of our investment has been made during the last five years. We have built Disney's Animal Kingdom and Disney's California Adventure. With our partners in Europe, we have built the Walt Disney Studios theme park next to Disneyland Paris and, working with the Oriental Land Company, we have built Tokyo DisneySea as part of the Tokyo Disneyland Resort. Since opening Disney's California Adventure in 2001, we have already added A Bug's Land and the Broadway-caliber Aladdin stage play, and are constructing the Twilight Zone Tower of Terror, which will open next year. At Disneyland, we are about to open the new Winnie the Pooh attraction. And, this year, at Walt Disney World, we will unveil the spectacular Mission: SPACE at Epcot and Mickey's Philharmagic at the Magic Kingdom, which will offer guests the most ambitious 3D filmed adventure ever created for any of our theme parks.

         Further down the road, in the middle of the decade, we will be opening Hong Kong Disneyland, which will further establish the Disney brand in the most populous region of the world.

         We should make clear that, while current market conditions prevail, we have undertaken a broad range of cost-cutting initiatives to reduce overhead during these times. -- Thanks to these reductions in our cost base, our margins should be that much healthier when the economic rebound comes.

         In managing the wonderful assets at Parks and Resorts, we have developed innovative ways to improve both the bottom line and the guest experience. Our Customer Relations Management and Destination Disney projects allow us to use a computer database to more fully respond to our guests' interests. For example, a family that loves Winnie the Pooh might get an invitation to see the new Winnie the Pooh attraction at Disneyland, along with FASTPASS tickets so they don't have to wait in line on the day they come.

         Then there's the brand new Disney Credit Card, which we launched two weeks ago with our partners Visa and Bank One. The card offers Disney Dream Reward Dollars that can be redeemed in a variety of ways, mostly at our parks and resorts, and it has no annual fee. More than 100,000 people registered for the card before they knew any of the details about it! Such is the power and appeal of the Disney brand.

         Here's a TV spot that introduces this great new product has going for it.

                                 Michael Eisner

         Whereas our parks and resorts make it possible for Disney fans to visit the Disney brand, Consumer Products allows them to bring it home.

         A tremendous retail success at Consumer Products that is directly related to the value of our library is our Princess line of merchandise. Ever since "Snow White" made movie history, our company has added to its collection of female royalty, such as Cinderella, Sleeping Beauty, Ariel, Belle and Jasmine. Our team at Consumer Products realized that these characters represented an untapped opportunity and introduced dolls, toys, clothing and other merchandise themed around the Disney princesses. The result is a business that has gone from $100 million in retail sales in 2000 to $700 million in 2002
.. . . and is expected to exceed $1 billion in 2003.

         Another new business for us is Baby Einstein, a company that we acquired a year and a-half ago. This is not only a perfect fit for Disney and all it stands for, but it also is opening the door to the giant market of educational toys and products.

         A non-Disney-branded business that is new to Consumer Products is Power Rangers, which represented $260 million at retail in 2002. We gained the rights to this incredibly popular and durable franchise when we bought Fox Family in 2001. Among the benefits of this line for Consumer Products is that it appeals so strongly to boys, improving our attractiveness to retailers.

                                    Bob Iger

         An ongoing area of success for Consumer Products is Publishing. Disney Publishing is the number-one publisher of children's titles in the world and currently has four of the top 10 titles on the New York Times Children's Bestseller List. Meanwhile, our non-children book label, Hyperion, last year had 17 titles on the New York Times bestseller list.

         Going forward, a major initiative of Disney Consumer Products is to work more closely with Disney Channel to develop merchandise for some of its popular programming. One of the important benefits of this strategy is that successful TV shows are sustainable properties that last for years and therefore offer long lifecycles for associated merchandise.

         Another important initiative is the direct-to-retail licensing agreements we are forging with such leading retailers as Wal*Mart Canada, Kmart and JCPenney and, in Europe, H&M, Lindex, Tesco and Carrefour. These relationships have great benefits in the merchandising of our products, as can be seen by displays . . . . . . such as this one, which make a clear and attractive statement to consumers.

                                 Michael Eisner

         The most time-tested part of our company is The Walt Disney Studios. Before there was ESPN, before there was Disneyland, before there were Mickey Mouse watches, there was Disney filmed entertainment. We continue to carry this heritage forward by providing the best in film for a broad range of moviegoers. With the current Touchstone blockbuster, "Bringing Down the House," and the tremendous success of our 100%-owned Miramax unit, with films like "Chicago," "Gangs of New York" and "The Hours," our company so far is off to a great year, with more than 25% of the domestic box office.

         One indicator of the quality of our studio's offerings comes this Sunday, when the Academy Awards will feature 44 nominations for films from our company, 40 of which were produced by our Miramax unit . . . and the Awards will be seen on ABC, which has been getting record ad rates for this broadcast.

         Most Oscar handicappers seem to feel that "Chicago" has the edge on the competition. This clip should give you an indication why.

         We'd like to give you a brief preview of some of the films coming later in the year.

         On May 30, there's "Finding Nemo," produced with our partners at Pixar.

         Later in the summer is "Pirates of the Caribbean: The Curse of the Black Pearl," a swashbuckling action film produced by Jerry Bruckheimer.

         For the fall, there's a classic Disney adventure film called "Hidalgo." And, during the holiday season, we have a line-up that includes "The Haunted Mansion," starring Eddie Murphy, from Walt Disney Pictures . . . "The Alamo," from Touchstone Pictures . . . and "Brother Bear," from Walt Disney Feature Animation.

         Here's a trailer for "Brother Bear," which, as you'll see, is still in production.

                                    Bob Iger

         This brings us to our extensive television holdings.

         First, of course, there's the ABC network, which is number one in Daytime, has the number-two morning show in "Good Morning America," and is a leader in sports and news coverage. As for primetime, one year ago, we announced our intention to turn around ABC's performance during this daypart, beginning with the current season. To date, we have made notable progress. For the 2002-2003 season, ABC has posted the highest growth rate of any broadcast network, with an 8% gain in the most desirable demographic of adults 18-49 . . . and ABC now has the youngest median age of the three major networks. On a total day basis, ABC continues to be the most-watched network, reaching more than 140 million viewers. And, it is important to note that ABC's owned television stations are number one in almost every market in which they compete, including major markets such as New York, Los Angeles, Chicago, San Francisco and Philadelphia.

         Some of our strongest primetime programming has been in our new and returning comedies, as you can see here.

         We have introduced a strong new drama, "Dragnet," the addition of John Madden resulted in strong gains for Monday Night Football, "The Bachelor" has become something of a cultural phenomenon, and Jimmy Kimmel is making consistent gains in late night.

         We have already renewed 10 series for the fall, including the popular drama, "Alias." Here's a clip.

         Our returning shows should ensure a strong foundation for the ongoing turnaround of the network in addition to strong development for next season.

         It is also important to consider the unique position ABC is now in, compared to the other networks. Because our company has such a wealth of cable assets, we have been able to create a fundamentally new model for managing ABC that integrates the broadcast and cable worlds.

         Consider the programming match between ABC and our cable networks:
Children's programming on Saturday morning and The Wonderful World of Disney on Sunday crosses over to Disney Channel and Toon Disney. ABC's hugely successful daytime dramas made it possible to launch and program SOAPnet. ABC Sports is an important promotional and programming partner with ESPN. And, ABC Family provides exciting possibilities for using network primetime programming.

                                 Michael Eisner

         We've already shown you how our cable properties are an integrated partner for the ABC network . . . but, most significant, they are important businesses in and of themselves.

         We have equity positions in well-established cable brands -- Lifetime, A&E, History, and E!. And we fully own Disney Channel, Toon Disney and SoapNet. Then there's ESPN, which is completely in a class of its own.

         With regard to Disney Channel and ESPN, it is important to realize the huge growth potential of these properties in international markets. In addition, when we bought Fox Family, we not only acquired the domestic cable channel, but also Fox Kids in Europe and Latin America, giving us a major cable presence in those large and important markets.

         In order to maximize the growth opportunities at Disney Channel, we recently reorganized our TV Animation unit so that it is now a part of our television business under Disney Channel Worldwide. The result should be the expanded development of franchises like "Kim Possible," "The Proud Family" and "Lizzie McGuire." Next up is a series based on the characters of "Lilo & Stitch." This has enormous implications for the company, since this programming will run not only on the domestic Disney Channel, but also on the international Disney Channels. And, as we mentioned when discussing Consumer Products, these television franchises can translate into merchandise franchises that remain popular for years. Disney Channel is a key asset for the company. Here's a sampling of how Disney Channel connects with one of our company's core audiences.

                                    Bob Iger

         Which brings us back to ESPN. At the outset, we mentioned that it was one of the two branded tentpoles of the company.

         Our mission is to maintain ESPN's unique connection with sports fans, while continuing to expand in creatively logical new ways. Its brand personality is maintained through spots like this.

         We have built an incredible foundation for growing ESPN. It is the first network in television history to air all four major professional leagues at one time -- Major League Baseball, the NFL, the NBA and the NHL. This programming helps ensure that not only ESPN, but ABC, are the prime television destinations for sports fans year-round.

         Two important avenues for future growth are content creation and something we have referenced before -- new technology.

         As for content creation, ESPN is successfully developing its own original entertainment series and movies . . . and growing franchises, such as "ESPN Outdoors" "The Great Outdoor Games."

         New technology has particular significance, since sports fans as a species tend to like gadgets and tend to like speed. As broadband and wireless services continue to grow in sophistication, they enable ESPN to continue growing beyond its cable TV roots, reaching fans in new ways and with ever-greater speed.

         For example, one month ago, ESPN unveiled ESPNMotion, which allows broadband Internet users to view high-quality video, including game highlights, original programming, analysis and clips on ESPN.com. In just the first 10 days, ESPNMotion surpassed one million downloads. This should give you an idea of what this next generation of ESPN interconnectivity is all about.

                                 Michael Eisner

         In making this presentation, we've tried to provide a broad overview of the strategies that we feel will drive the strong, long-term growth of The Walt Disney Company.

         The current challenges are real, and we are doing our best to manage through them . . . but they should not obscure the fundamental strengths of your company. Tough times like these force good managers to tighten operations and increase efficiencies. This we have done, so when the general rebound gets underway, there is every reason to expect that our performance will be robust and long-term.

         From Mission: Space to Hong Kong Disneyland, from Baby Einstein to "Brother Bear," from movies.com to ESPNMotion, from Destination Disney to the digital transformation of the company, we have the plans in place to keep this extraordinary company moving toward the future.

         Thank you for being a part of the ongoing legacy of The Walt Disney Company.

         And now we'll start the business portion of the meeting.


                                      # # #